Anuradha Subramanian Joins The New York Times Company Board of Directors
NEW YORK - Nov. 13, 2023 - The New York Times Company announced today that Anuradha (Anu) B. Subramanian, chief financial officer of Bumble Inc., has been appointed to its board of directors.
“I am pleased to welcome Anu to our board. She brings two decades of experience in key financial roles at a variety of public consumer and media companies. Her vast experience will be invaluable as we pursue our global ambitions to become the essential subscription for every curious English-speaking person seeking to understand and engage with the world,” said A.G. Sulzberger, chairman of The New York Times Company.
Ms. Subramanian, 42, joined Bumble in 2020. Previously, she was the chief financial officer of digital at Univision Communications Inc. Ms. Subramanian served as chief financial officer, digital at VICE Media in 2017. From 2010 to 2017, she served in various roles at Scripps Networks Interactive, including most recently as the head of finance, digital. Prior to Scripps Networks, Ms. Subramanian worked in investment banking at Citi as part of the media and telecom group. She began her career at Ernst & Young in the assurance division.

Ms. Subramanian holds an M.B.A. from the Yale School of Management and a Bachelor of Commerce (Honors) from Delhi University and is a chartered accountant in India.

About The New York Times Company
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 10 million subscribers across a diverse array of print and digital products — from news to cooking to games to sports — The Times has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.

Media: Danielle Rhoades Ha, 212-556-8719, danielle.rhoades-ha@nytimes.com
Investors: Anthony DiClemente, 212-556-7661, anthony.diclemente@nytimes.com